PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 25, 1997)

                        2,300,000 Securities
                       APPLE SOUTH FINANCING I
                 $3.50 Term Convertible Securities, Series A
                           ("TECONS (SM)")

 (Liquidation preference $50 per security) fully and unconditionally guaranteed by, and convertible into Common Stock of,

                          APPLE SOUTH, INC.

     The Prospectus, dated July 25, 1997 (the "Prospectus"), relating to the offering for resale of up to 2,300,000 $3.50 Term Convertible Securities, Series A (the "TECONS"), liquidation preference $50 per security, issued by Apple South Financing I, a statutory business trust created under the laws of the State of Delaware, which were issued and sold in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, is hereby supplemented as set forth below.

     The table on pages 54 and 55 of the Prospectus (the "Table of Selling Holders"), which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective number of TECONS beneficially owned by each Selling Holder that may be offered for resale pursuant to the Prospectus is hereby supplemented as follows:

     1)   "Alpine Associates" is added to the Table of Selling
Holders with the number of TECONS owned of 25,000.

     2)   "Baird, Patrick & Co., Inc." is added to the Table of
Selling Holders with the number of TECONS owned of 20,000.

     3) "Deeprock & Co." is added to the Table of Selling Holders with the number of TECONS owned of 30,000.

     4) "Hamilton Partners Limited" is added to the Table of Selling Holders with the number of TECONS owned of 250,000.

     5)   "JP Morgan Securities Inc." is added to the Table of
Selling Holders with the number of TECONS owned of 244,500.

     6) "LLT Limited" is added to the Table of Selling Holders with the number of TECONS owned of 18,500.

     7)   "SBC Warburg, Inc." is added to the Table of Selling
Holders with the number of TECONS owned of 83,000.

     8) "Shepherd Investments International, Ltd." is added to the Table of Selling Holders with the number of TECONS owned of 127,500.

     9)   "Stark International" is added to the Table of Selling
Holders with the number of TECONS owned of 127,500.

     10) "Southport Management Partner, L.P." is added to the Table of Selling Holders with the number of TECONS owned of 17,500.


     THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 22, 1997.